EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                                  June 22, 2007

Board of Directors
SpeechSwitch, Inc.
750 Highway 34
Matawan, NJ 07747


Gentlemen:

You have requested our opinion, as counsel for SpeechSwitch, Inc., a New Jersey corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 25 million shares in the aggregate (the "Registered Shares") of Class A Common Stock (the "Offering"), no par value per share (the "Common Stock") consisting of 12,500,000 of the Registered shares that have been or will be issued pursuant to the SpeechSwitch, Inc. 2005 Directors' and Officers' Stock Incentive Plan and 12,500,000 of the Registered shares that have been or will be issued pursuant to the SpeechSwitch, Inc. 2005 Stock Incentive Plan.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable pursuant to applicable New Jersey law and the regulations promulgated by the Securities and Exchange Commission under the Act, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Respectfully yours,

                                               Meritz & Muenz LLP.


                                               By: /s/ Lawrence A. Muenz
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                                                   Lawrence A. Muenz
                                                   Partner